                                                                    EXHIBIT 12.1

        STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 YEAR ENDED         FOUR MONTHS ENDED     EIGHT MONTHS ENDED
                                              DECEMBER 31, 1994      APRIL 30, 1995       DECEMBER 31, 1995
                                              -----------------      --------------       -----------------
 FIXED CHARGES:
    Interest expense and amortization
     of debt issuance costs                         230,575               21,878                567,913
    Interest element of rent expense                 25,667                9,000                 22,000
                                                    -------               ------                -------
                                                    256,242               30,878                589,913
                                                    =======               ======                =======

 EARNINGS:
    Consolidated Net Loss                          (874,235)            (123,985)            (1,185,534)
    Minority Interest                                     -                    -                109,837
    Income Tax Benefit                                    -                    -                334,451
    Fixed Charges                                   256,242               30,878                589,913
                                                   --------              -------             ----------
                                                   (617,993)             (93,107)            (1,039,909)
                                                   ========              =======             ==========

 RATIO OF EARNINGS TO FIXED CHARGES                   (2.41)               (3.02)                 (1.76)
                                                      =====                =====                 ======

 COVERAGE DEFICIENCY                                874,235              123,985              1,629,822




                                                     YEAR ENDED           YEAR ENDED
                                                  DECEMBER 31, 1996   DECEMBER 31, 1997
                                                  -----------------   -----------------
 FIXED CHARGES:
    Interest expense and amortization
     of debt issuance costs                           1,055,498           6,406,811
    Interest element of rent expense                     23,333              31,000
                                                      ---------           ---------
                                                      1,078,831           6,437,811
                                                      =========           =========

 EARNINGS:
    Consolidated Net Loss                            (3,125,428)         (9,091,533)
    Minority Interest                                         -
    Income Tax Benefit                                  373,323                   -
    Fixed Charges                                     1,078,831           6,437,811
                                                     ----------          ----------
                                                     (2,419,920)         (2,653,722)
                                                     ==========          ==========

 RATIO OF EARNINGS TO FIXED CHARGES                       (2.24)               (.41)
                                                          =====              ======

 COVERAGE DEFICIENCY                                  3,498,751           9,091,533